Exhibit 99.1

AOL INC. ANNOUNCES $250 MILLION STOCK REPURCHASE AUTHORIZATION

New York, NY- August 11, 2011 – AOL Inc. (NYSE: AOL) today announced that its Board of Directors has approved a $250 million stock repurchase program, effective August 10, 2011.

“We believe this stock repurchase makes sense for both our company and our shareholders” said Tim Armstrong, Chairman and CEO. “We are continuing the disciplined execution of our strategy and have confidence in our future growth prospects.”

“This announcement highlights both our strong balance sheet and free cash flow generation,” said Artie Minson, CFO. “We believe this is a unique opportunity to invest in our company.”

Under the program, AOL is authorized to repurchase up to $250 million of its outstanding shares of common stock from time to time over the next 12 months. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions, the trading price of the stock and other factors. The repurchases may be made on the open market, in block trades or otherwise and may include derivative transactions. The repurchase program may be suspended or discontinued at any time.

About AOL:

AOL Inc. (NYSE: AOL) is a premier global media company with a suite of brands and products serving consumers, advertisers and publishers worldwide. AOL is a leading source of news, opinion, entertainment, community and digital information comprised of a wide range of destination websites, including AOL.com, The Huffington Post, TechCrunch, Moviefone, Engadget, Patch, AOL Music, StyleList and MapQuest. The AOL Advertising.com Group includes Advertising.com, ADTECH, Pictela, Video, inclusive of AOL Video, goviral and 5min Media, Content Solutions and Sponsored Listings and serves a combined content and advertising market at scale through video, brand advertising, content and ad serving. AOL is focused on engaging consumers and providing online advertising services and solutions on both AOL’s owned and operated destination websites and third party websites, in addition to serving consumer platforms including AOL Mail, AIM, about.me, and mobile experiences. AOL also operates one of the largest Internet subscription access services in the United States, which serves as another distribution channel for its consumer offerings.

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Contacts:

Corporate Communications

Maureen Sullivan

AOL Inc.

212.206.5030

Maureen.Sullivan@teamaol.com

Investor Relations

Eoin Ryan

AOL Inc.

212.206.5025

Eoin.Ryan@teamaol.com

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